Exhibit 99.1

Management Energy, Inc. Announces Name Change to MMEX Mining
Corporation to Reflect South American Mining Focus

 MMEX Moves Forward on Mining Business Plan for
 South America

DALLAS, February 23, 2011 – Management Energy, Inc. (OTC: MMEX.OB) announced today its name change to MMEX Mining Corporation signifying its focus on South American mining in Colombia and Peru.

In conjunction with this name change, Jack Hanks, the Chairman and Chief Executive Officer of Management Energy, Inc, announced an update on the Company’s activities.

Said Hanks, “For the past several weeks we have spent considerable time in both Colombia and Peru continuing to explore new opportunities for the Company.  In Colombia, we are progressing in defining the resources of our first mining venture in metallurgical coal, we are exploring another metallurgical mining opportunity and we are also continuing to review several opportunities in the infrastructure sector for consolidating and exporting coal and coke production. In Peru, we are continuing to review gold, iron ore, zinc and copper mining opportunities. All of this is very positive for the Company and we are very pleased with our progress in what we consider to be the “fairway” of this significant international commodity boom.”

In emphasizing the new name, Hanks said “We believe that the name change to MMEX Mining Corporation gives us a better international standing in the investment and mining community.  As noted previously, the new business plan is for MMEX to acquire mining assets primarily in Colombia and Peru and to migrate the listing of MMEX to the Toronto Venture Exchange and concurrently a dual listing in the now-integrated Colombia-Peru exchanges. This name change underscores this new direction.”

About MMEX Mining Corporation

MMEX Mining Corporation is an exploration stage company engaged in the acquisition and development of coal and other mining assets in South America.  The Company searches for commercially viable coal and mineral deposits through acquisitions.  MMEX Mining Corporation is publicly traded on the OTC market under the ticker symbol “MMEX.OB” and is headquartered in Dallas, Texas USA.  For more information please visit www.mmexmining.com

This document may contain "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. When the Company uses words such as "may," "will," "intend," "should," "believe," "expect," "anticipate," "project," "estimate" or similar expressions, it is making forward-looking statements. Forward-looking statements reflect current plans and expectations and are based on information currently available. They are not guarantees of future performance and involve risks and uncertainties, including those discussed in the Company's reports filed from time to time with the Securities and Exchange Commission. The Company assumes no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.

Investor and Media Contact

Ms. Katie Roux
MMEX Mining Corporation
T: +1.214.880.0400
Katie.roux@mmexmining.com